EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in: (1) this Annual Report (Form 10-K) of Tractor Supply Company; (2) the Registration Statement on Form S-8 (File No. 333-10699) and related Prospectus pertaining to the Tractor Supply Company 1996 Associate Stock Purchase Plan; and (3) the Registration Statement on Form S-3 (File No. 333-35317) and related Prospectus pertaining to the Tractor Supply Company Restated 401(k) Retirement Plan; and (4) the Registration Statement on Form S-8 (File No. 333-102768) and related Prospectus pertaining to the Tractor Supply Company 2000 Stock Incentive Plan, of our report dated January 21, 2003 with respect to the 2002 consolidated financial statements included in the 2002 Annual Report to Stockholders of Tractor Supply Company.

/s/Ernst & Young LLP
Nashville, Tennessee
March 13, 2003